Exhibit 99

ROCKY BRANDS, INC.

Company Contact:	Jim McDonald
Chief Financial Officer
(740) 753-1951

Investor Relations:	ICR, Inc.
Brendon Frey
(203) 682-8200

ROCKY BRANDS, INC. ANNOUNCES THIRD QUARTER FISCAL 2011 RESULTS

NELSONVILLE, Ohio, October 26, 2011 – Rocky Brands, Inc. (Nasdaq: RCKY) today announced financial results for its third quarter ended September 30, 2011.

Third quarter 2011 net income improved to $5.2 million or $0.70 per diluted share versus net income of $4.7 million or $0.63 per diluted share in the year ago period. Net sales were $71.0 million versus net sales of $74.8 million a year ago. The decrease in sales was due to reduced sales under military contracts and the discontinuation of the Dickies license which expired December 31, 2010. This was partially offset by increased sales from continuing operations.

David Sharp, President and Chief Executive Officer, commented, “We experienced growth in several areas of our wholesale business during the third quarter. Western sales increased 11% on higher demand for both Durango and Rocky branded product. Our hunting category was also up versus a year ago while gains in our Georgia Boot brand helped to partially offset the loss of the Dickies license in our work segment. We were particularly pleased with the performance of our commercial military business. This sales initiative has surpassed initial expectations as the product line has quickly gained traction within the military community. With regard to our retail division, operating profit improved meaningfully on slightly lower sales compared to a year ago as we continue to benefit from higher gross margins and reduced expenses. We are optimistic about the current pace of our overall business and continue to be excited about the longer-term growth strategies we are developing for our brands.”

Third Quarter Review
Net sales for the third quarter were $71.0 million compared to $74.8 million a year ago. Wholesale sales for the third quarter were $60.2 million compared to $59.4 million for the same period in 2010. Retail sales for the third quarter were $10.3 million compared to $11.0 million for the same period last year. Military segment sales for the third quarter decreased to $0.4 million compared to $4.3 million in the same period in 2010.

Gross margin in the third quarter of 2011 was $25.6 million, or 36.0% of net sales compared to $27.2 million, or 36.4% of net sales for the same period last year.  The 40 basis point decrease was primarily due to an increase in product costs.

Selling, general and administrative (SG&A) expenses were $18.0 million or 25.4% of net sales, for the third quarter of 2011 compared to $19.2 million, or 25.6% of net sales a year ago. The $1.2 million decrease is primarily due to lower compensation expense as a result of reduced headcount.

Income from operations was $7.6 million, or 10.6% of net sales, compared to $8.0 million, or 10.8% of net sales, in the prior year period.

Interest expense decreased to $0.3 million for the third quarter of 2011 versus $1.0 million for the same period last year. The decrease is attributable to lower interest rates as the result of the new $70 million revolving credit facility signed in October 2010.

The Company’s effective tax rate for the third quarter of 2011 was 29.7% compared to 36.0% in the third quarter of 2010. For fiscal 2011, the Company’s effective tax rate is now estimated to be 32.6%, compared to its previous estimate of 35.0%. The lower effective tax rate is the result of additional permanent capital investment in the Company’s Dominican Republic operations.

The Company’s funded debt was $60.1 million at September 30, 2011 versus $53.4 million at September 30, 2010.

Inventory increased 25.4% to $78.9 million at September 30, 2011 compared with $62.9 million on the same date a year ago. The increase in inventory was the result of an increase in cost per unit as well as an increase in units.  The increase in units was the result of lower than anticipated sales in the quarter.  Inventory units are expected to be near prior year levels at year end.

Defined Benefit Pension Plan
The Company announced it will terminate its Defined Benefit Pension Plan which was frozen at the end of 2005. As a result, the Company will record a one-time, non-operational charge of approximately $3.2 million, net of tax, during the fourth quarter 2011.

Conference Call Information
The Company’s conference call to review third quarter fiscal 2011 results will be broadcast live over the internet today, Wednesday, October 26, 2011 at 4:30 pm Eastern Time.  The broadcast will be hosted at www.rockybrands.com.

About Rocky Brands, Inc.
Rocky Brands, Inc. is a leading designer, manufacturer and marketer of premium quality footwear and apparel marketed under a portfolio of well recognized brand names including Rocky®, Georgia Boot®, Durango®, Lehigh®, and the licensed brands Michelin® and Mossy Oak®.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Those statements include, but may not be limited to, all statements regarding intent, beliefs, expectations, projections, forecasts, and plans of the Company and its management, and include statements in this press release regarding long-term growth strategies (paragraph 3), the Company’s estimated effective tax rate (paragraph 10), inventory levels (paragraph 11), and the expected termination of the Defined Benefit Pension Plan and the one-time, non-operating charge (paragraph 12).  These forward-looking statements involve numerous risks and uncertainties, including, without limitation, the various risks inherent in the Company’s business as set forth in periodic reports filed with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2010 (filed March 2, 2011) and the Company’s quarterly reports on Form 10-Q for the quarters ended March 31, 2011 (filed May 3, 2011) and June 30, 2011 (filed July 29, 2011).  One or more of these factors have affected historical results, and could in the future affect the Company’s businesses and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the Company, or any other person should not regard the inclusion of such information as a representation that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

Rocky Brands, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	September 30, 2011	December 31, 2010	September 30, 2010
	Unaudited	Audited	Unaudited
ASSETS:
CURRENT ASSETS:
Cash and cash equivalents	$3,330,196	$4,362,531	$3,965,906
Trade receivables – net	63,339,879	47,593,807	61,261,175
Other receivables	1,055,666	911,103	1,319,589
Inventories	78,887,067	58,852,556	62,913,777
Deferred income taxes	1,238,989	1,218,101	1,490,601
Prepaid expenses	2,822,954	1,793,852	1,494,653
Total current assets	150,674,751	114,731,950	132,445,701
FIXED ASSETS – net	23,572,687	22,129,282	22,114,258
IDENTIFIED INTANGIBLES	30,505,267	30,495,485	30,504,785
OTHER ASSETS	737,489	1,222,712	1,896,914
TOTAL ASSETS	$205,490,194	$168,579,429	$186,961,658

LIABILITIES AND SHAREHOLDERS' EQUITY:
CURRENT LIABILITIES:
Accounts payable	$11,054,561	$9,024,851	$9,449,927
Current maturities – long term debt	2,955	487,480	508,376
Accrued expenses:
Taxes - other	420,082	590,217	490,978
Income tax payable	1,916,316	422,229	2,280,900
Other	8,232,441	6,050,964	6,612,636
Total current liabilities	21,626,355	16,575,741	19,342,817
LONG TERM DEBT – less current maturities	60,054,291	34,608,338	52,910,608
DEFERRED INCOME TAXES	9,521,852	9,374,685	9,060,211
DEFERRED LIABILITIES	535,937	3,017,107	3,925,393
TOTAL LIABILITIES	91,738,435	63,575,871	85,239,029
SHAREHOLDERS' EQUITY:
Common stock, no par value;
25,000,000 shares authorized; issued and outstanding
September 30, 2011 - 7,489,995; December 31, 2010 -
7,426,787; September 30, 2010 - 7,409,537	69,546,028	69,052,101	68,927,984

Accumulated other comprehensive loss	(2,608,298)	(2,828,989)	(2,947,290)
Retained earnings	46,814,029	38,780,446	35,741,935

Total shareholders' equity	113,751,759	105,003,558	101,722,629

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$205,490,194	$168,579,429	$186,961,658

Rocky Brands, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

NET SALES	$71,020,546	$74,760,244	$175,609,453	$186,062,284

COST OF GOODS SOLD	45,430,389	47,575,649	110,136,023	121,021,756

GROSS MARGIN	25,590,157	27,184,595	65,473,430	65,040,528

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	18,026,065	19,159,541	53,108,445	53,347,582

INCOME FROM OPERATIONS	7,564,092	8,025,054	12,364,985	11,692,946

OTHER INCOME AND (EXPENSES):
Interest expense	(252,858)	(955,033)	(760,844)	(4,721,176)
Other – net	106,033	246,334	153,442	286,451
Total other - net	(146,825)	(708,699)	(607,402)	(4,434,725)

INCOME BEFORE INCOME TAXES	7,417,267	7,316,355	11,757,583	7,258,221

INCOME TAX EXPENSE	2,205,000	2,634,000	3,724,000	2,613,000

NET INCOME	$5,212,267	$4,682,355	$8,033,583	$4,645,221

INCOME PER SHARE
Basic	$0.70	$0.63	$1.07	$0.71
Diluted	$0.70	$0.63	$1.07	$0.71

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	7,489,995	7,407,409	7,485,529	6,522,058
Diluted	7,489,995	7,422,194	7,486,250	6,541,192